Exhibit 10.3
THIRD AMENDMENT AGREEMENT
     THIRD AMENDMENT AGREEMENT (this “Agreement”), dated as of July 5, 2007, by and among Vermont Pure Holdings, Ltd. (“Holdings”), Crystal Rock LLC (“Crystal Rock”, and together with Holdings, collectively, the “Borrowers”), Bank of America, N.A. (“Bank of America”) and the other lending institutions party to that certain Credit Agreement (as defined below) as lenders (together with Bank of America, collectively, the “Lenders”), and Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders with respect to a certain Credit Agreement, dated as of April 5, 2005, by and among the Borrowers, the Lenders and the Administrative Agent, as amended by the First Amendment Agreement, dated as of September 1, 2005 and the Second Amendment Agreement dated as of March 23, 2006 (as amended, the “Credit Agreement”).
WITNESSETH:
     WHEREAS, the Borrowers have requested that the Lenders agree to amend certain terms and conditions of the Credit Agreement on the terms and conditions set forth herein; and
     WHEREAS, the parties hereto have agreed to amend the Credit Agreement as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     §1. Definitions. Capitalized terms that are used herein and are not defined herein have the meanings given to such terms in the Credit Agreement (after giving effect to the amendments thereof set forth herein).
     §2. Ratification of Existing Agreements. All of the Borrowers’ obligations and liabilities to the Lenders as evidenced by or otherwise arising under the Credit Agreement, the Notes and the other Loan Documents, are, by the Borrowers’ execution of this Agreement, ratified and confirmed in all respects. In addition, by the Borrowers’ execution of this Agreement, each Borrower represents and warrants that it does not have any defense, counterclaim, or right of set-off or recoupment of any kind with respect to such obligations and liabilities.
     §3. Representations and Warranties. Each Borrower hereby represents and warrants to the Lenders that all of the representations and warranties made by the Borrowers in the Credit Agreement, the Notes and the other Loan Documents are true in all material respects on the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.
     §4. Conditions Precedent. The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent:

     (a) Representations and Warranties. All of the representations and warranties made by the Borrowers herein, whether directly or incorporated by reference, shall be true and correct on the date hereof except to the extent that such representations and warranties relate expressly to an earlier date.
     (b) Performance; No Event of Default. Each Borrower shall have performed and complied in all respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Default or Event of Default.
     (c) Corporate or Limited Liability Company Action. All requisite corporate or limited liability company, as applicable, action necessary for the valid execution, delivery and performance by each Borrower of this Agreement and all other instruments and documents delivered by each Borrower in connection therewith shall have been duly and effectively taken.
     (d) Delivery. The parties hereto shall have executed this Agreement and delivered this Agreement to the Administrative Agent, and the Borrowers shall have executed and delivered to the Administrative Agent replacement Acquisition Loan Notes payable to each Lender in the principal amount of each Lender’s Commitment in respect of the Acquisition Loans, as amended hereby,.
     (e) Payment of Amendment Fee. The Borrowers shall have paid to the Administrative Agent, for the account of the Lenders, the Amendment Fee.
     (f) Payment of Fees and Expenses. The Borrowers shall have paid to the Administrative Agent in immediately available funds all fees and expenses, including reasonable legal fees, incurred by the Administrative Agent in connection with this Agreement, the Credit Agreement or the other Loan Documents on or prior to the date hereof.
     §5. Amendments to the Credit Agreement.
     (a) The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     Acquisition Loan Termination Date. April 5, 2010.
     Consolidated Operating Cash Flow. For any period, an amount equal to (a) Consolidated EBITDA of Holdings and its Subsidiaries for such period (excluding the Consolidated EBITDA of any Subsidiary (or with respect to an asset acquisition, the acquired assets) for the period prior to the acquisition of such Subsidiary (or assets) by Holdings or any of its Subsidiaries), less (b) the sum of (i) cash payments for all income taxes paid during such period, plus (ii) to the extent not already deducted in the determination of Consolidated EBITDA of Holdings and its Subsidiaries, Capital Expenditures made during such period (excluding Capital Expenditures made with the proceeds of Indebtedness (other than the Loans) during such period), provided that, for the purpose of determining

Consolidated Operating Cash Flow (as a component of Consolidated Adjusted Operating Cash Flow) for the covenants set forth in Sections 12.1 and 12.2, the Capital Expenditures referred to in this definition (i.e. the Capital Expenditures deducted from Consolidated EBITDA pursuant to this clause (ii)) shall not include the Solar Project Capital Expenditures, plus (iii) the aggregate amount of Distributions made by Holdings during such period.
     Revolving Credit Loan Maturity Date. April 5, 2010.
     Term Loan Maturity Date. January 5, 2014.
     (b) The following definition is added to Section 1.1 of the Credit Agreement in its appropriate alphabetical order:
     Solar Project Capital Expenditures. Capital Expenditures which are made for the purpose of outfitting the Watertown facility of Borrowers with solar panels for electric generation, provided that not more than a gross amount (i.e. calculated before taking into account any tax credits, grants and other reductions in the net cost to Borrowers of such Capital Expenditures) of $2,220,000 of Capital Expenditures will be Solar Project Capital Expenditures for the purposes of this Agreement even if the actual gross amount of such Capital Expenditures is greater than such amount.
     (c) The third sentence of Section 4.8.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
As used herein, a “Tranche Ending Date” means any of the following dates: April 5, 2009, April 5, 2010, and any other date designated by the Borrowers in a Payment Schedule Election Notice; provided that if on April 5, 2009, the amount of Acquisition Advances outstanding is less than $2,000,000, then such Tranche Ending Date shall be extended to the earlier of (x) the first date thereafter that the aggregate amount of Acquisition Advances outstanding is at least $2,000,000 and (y) April 5, 2010.
     (d) Section 5.3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     5.3.1 Schedule of Installment Payments of Principal of Term Loan. The Borrowers jointly and severally promise to pay to the Administrative Agent for the account of the Lenders the principal amount of the Term Loan in one hundred five (105) consecutive monthly payments in an amount equal to the amount set forth in the table below opposite the period containing the date of such payment, such payments to be due and payable on the fifth day of each month ending within any period set forth below in the table in the amount set forth opposite such period in the table below, commencing on May 5, 2005, with a final payment on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan.

Period	Amount of Payment

May 5, 2005 through and including May 4, 2006	$250,000.00

May 5, 2006 through and including January 4, 2014	$270,833.33

Term Loan Maturity Date	Remaining Balance of Term Loan
     (e) The second sentence of Section 9.17.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
The proceeds of the Acquisition Loans shall be used solely (i) to finance Permitted Acquisitions, (ii) to finance the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of Holdings, and (iii) to make payments on Subordinated Debt that are permitted by the Subordination Documents; no proceeds of the Term Loan shall be used for any of the purposes set forth in clauses (i), (ii) and (iii) of this sentence.
     (f) Section 11.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
11.4. Restricted Payments. Neither Borrower will make any Restricted Payments other than, in the case of Holdings, the repurchase of its common stock in the open market or through privately negotiated transactions in an aggregate amount not to exceed 1,500,000 shares of such common stock and for aggregate consideration not to exceed $3,000,000, so long as, at the time of any such repurchase, no Default or Event of Default has occurred and is continuing or would result therefrom.
     (g) Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 1 to this Agreement.
     §6. Amendment Fee. The Borrowers agree to pay to the Administrative Agent on the date hereof a fee (the “Amendment Fee”) in the amount of $25,000, which fee shall be for the accounts of the Lenders in accordance with their respective Commitment Percentages.
     §7. Expenses, Etc. The Borrowers agree to pay to the Administrative Agent upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements) incurred or sustained by the Administrative Agent in connection with the preparation of this Agreement and related matters.
     §8. Miscellaneous Provisions.
          (a) Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Credit Agreement, the Notes and the other

Loan Documents shall remain the same. The Credit Agreement, as amended hereby, the Notes and the other Loan Documents shall continue in full force and effect, and this Agreement and the Credit Agreement shall be read and construed as one instrument.
          (b) This Agreement is intended to take effect under, and shall be construed according to and governed by, the laws of the State of New York.
          (c) This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.
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     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

VERMONT PURE HOLDINGS, LTD.
By:	/s/ Peter K. Baker
	Name:	Peter K. Baker
	Title:	Chief Executive Officer

CRYSTAL ROCK LLC
By:	/s/ Peter K. Baker
	Name:	Peter K. Baker
	Title:	Manager

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Christopher T Phelon
	Name:	Christopher T Phelon
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Kalens Herold
	Name:	Kalens Herold
	Title:	Assistant Vice President

WEBSTER BANK, NATIONAL ASSOCIATION
By:	/s/ Carol Carver
	Name:	Carol Carver
	Title:	Vice President

SCHEDULE 1

Commitment
	Revolving			Percentage
	Credit		Acquisition	(for Revolving
	Loan	Term Loan	Loan	Credit Loans, Term
Name and Address	Commitment	Commitment	Commitment	Loans and
of Lender	Amount	Amount	Amount	Acquisition Loans)

Bank of America, N.A. 777 Main Street Hartford, CT 06115	$3,900,000.00	$18,200,000.00	$6,500,000	65.00%

Webster Bank, National Association 145 Bank Street Waterbury, CT 06702	$2,100,000.00	$9,800,000.00	$3,500,000	35.00%